CERTIFICATE OF QUALIFIED PERSON

I, Michael G. Hester, do hereby certify that:

1. I am employed by the consulting firm of Independent Mining Consultants, Inc. in the capacity of Vice President and Principal Mining Engineer. The office of Independent Mining Consultants, Inc. is located at 3560 E. Gas Road, Tucson, Arizona, 85714, USA.
2. This certificate applies to the Technical Report "Technical Report On The Mesquite Mine Expansion Feasibility Study, Imperial County, California.", August 6, 2006.
3. I am a graduate of the University of Arizona with a M.S. degree in Mining Engineering, 1982, and a B.S. degree in Mining Engineering, 1979.
4. I am a Fellow of The Australasian Institute of Mining and Metallurgy (FAusIMM), a professional society as defined by National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* ("NI 43-101"). I am also a member of the Society of Mining, Metallurgy and Exploration (SME), and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM).
5. I have practiced my profession as a mining engineer continually since my graduation in 1979, about 30 years. I have worked for Pincock, Allen & Holt, Inc. (1979 - 1983) and Independent Mining Consultants, Inc. (1983 to present) of which I am one of the founding partners. I also worked in the Department of Mining and Geological Engineering of the University of Arizona as an Adjunct Lecturer during 1997 and 1998, where I taught classes in mine planning and mine evaluation.
6. I am familiar with NI 43-101 and by reason of education, experience and professional registration I fulfill the requirements of a Qualified Person as defined in NI 43-101.
7. I visited the Mesquite Property on May 3, 2006 for a period of one day. I also visited the site during 1997 and 1994 during the Santa Fe tenure. Previous work on the property includes an audit of the mineral reserve for Santa Fe internal purposes during 1997 and a review of the grade control procedures as it pertained to royalty payments for Santa Fe in 1994.
8. I am responsible for Sections 6.0 through 15.0, 17.0 and 18.1 of the technical report.
9. I am an independent qualified person (independent of the issuer) as described in section 1.4 of NI 43-101.
10. I have read NI 43-101 and the technical report has been prepared in compliance with NI 43-101.
11. As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.
12. I consent to the filing of the technical report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the technical report.

Dated this 15th April, 2009

Michael G. Hester, FAusIMM
Vice President and Principal Mining Engineer
Independent Mining Consultants, Inc.